AMENDMENT TO THE
                     IPALCO ENTERPRISES, INC.
            VOLUNTARY EMPLOYEE BENEFICIARY ASSOCIATION
                         TRUST AGREEMENT



     Pursuant to rights reserved under Section 8.01 of the IPALCO Enterprises, Inc. Voluntary Employee Beneficiary Association Trust Agreement (the "Agreement") and action of the Board of Directors of IPALCO Enterprises, Inc., the Agreement is hereby amended in the following manner:

     1. The third recital of the Agreement shall be deleted from the Agreement in its entirety, and the following shall be inserted in its place as the new third recital:

          WHEREAS, the funds which will be contributed or transferred to the Trustee, as and when received by the Trustee, will constitute a trust fund to be held for the sole and exclusive benefit of the Members under the plans identified at Appendix 2 hereto, as such Appendix 2 may hereafter be amended, added or deleted from time to time in the discretion of the Company (singularly a "Plan" and collectively the "Plans");

     2. Section 1.04 of the Agreement is amended to provide, in its entirety, as follows:

          Section 1.04.  Corporation Contributions.  Except
     as hereinafter provided, the Corporation shall make contributions to the Trust Fund in such amounts and at such times as it shall determine ("Corporation Contributions"). The Corporation Contributions shall be based on the amounts necessary to provide for the benefits expected to become payable, or to pay any premiums becoming due, under the Plans and to fund reasonable reserves with respect thereto. Also except as hereinafter provided, the Corporation shall not be required to use the Trust Fund or any other funded mechanism to pay benefits and premiums provided under the Plan.

     3. Section 1.11 of the Agreement is amended to provide, in its entirety, as follows:

          Section 1.11. Settlement of Trust Liabilities. If the share exchange contemplated by the Agreement and Plan of Share Exchange dated as of July 15, 2000 between The AES Corporation and the Company is approved by the Company shareholders ("Shareholder Approval") and notwithstanding any provision contained herein to the contrary, the following provisions shall take effect and supersede all other provisions of this Agreement to the extent inconsistent thereof:

               (a) Within thirty (30) days following the Shareholder Approval, the Company shall contribute the sum of seven million five hundred thousand dollars ($7,500,000) in full satisfaction of all current and future funding obligations under this Amended Agreement.

               (b) After the contribution described in paragraph (a) is complete, the assets in the Trust Fund shall be transferred to an independent trustee (the "Independent Trustee") selected by the VEBA Committee to be applied in the manner described in paragraph (c) below.

               (c) The assets held in the Trust Fund shall be applied by the Independent Trustee solely to provide the type of benefits available immediately prior to Shareholder Approval or to provide comparable benefits to the group of Members (including their surviving spouses and dependents) consisting of (i) retirees who are entitled to benefits immediately prior to the Shareholder Approval and (ii) individuals who are employed by the Company or an affiliate of the Company immediately prior to the Shareholder Approval and whose employment with the Company, affiliates and/or successors is subsequently terminated after the Shareholder Approval on or after meeting the requirements for retirement.
          The assets of the Trust Fund may under no circumstances revert to the Company or be applied in a manner inconsistent with the terms of this paragraph.

               (d) To the extent there is a vacancy in the office of Independent Trustee and notwithstanding anything contained in
          Article VI to the contrary, the VEBA Committee shall select a successor.

     4. The second sentence to Section 3.01 of the Agreement is deleted in its entirety.

     5. Section 4.14 of the Agreement is amended to provide, in its entirety, as follows:

          Section 4.14. VEBA Committee. The Company has established a committee (the "VEBA Committee") to oversee the operation and administration of the Voluntary Employee Beneficiary Association Trust Fund. The names and addresses of the initial members of the VEBA Committee are set forth at Exhibit "B" to this Amended Agreement. In the event that Section 1.11 of the Agreement becomes effective, each of the members of the VEBA Committee immediately preceding the Shareholder Approval (as defined in Section 1.11) shall continue as such until his or her death, resignation or permanent disability, and any vacancy so caused shall be filled by action of a majority of the remaining members of the VEBA Committee.

     6. Section 6.02 of the Agreement is amended to provide, in its entirety, as follows:

          Section 6.02. Removal. Subject to Section 1.11, the Company may remove the Trustee by a written instrument addressed to the Trustee.

     7. The first sentence of Section 6.03 of the Agreement is amended to provide, in its entirety, as follows:

     Upon the resignation or removal of the Trustee and subject to Section 1.11, the Company shall appoint a successor Trustee, which shall have the same powers and duties as those conferred upon the initial Trustee hereunder.

     8. Section 8.01 of the Agreement is amended to provide, in its entirety, as follows:

          Section 8.01. Amendment. This Amended Agreement may be amended at any time and from time to time by the Company until there is Shareholder Approval (as defined in Section 1.11), except that the duties and liabilities of the Trustee cannot be changed without its written consent. In the event of Shareholder Approval, this Amended Agreement may no longer be amended. Under no circumstances shall an amendment result in the return or repayment to the Corporation of any part of the corpus or income of the Trust Fund or result in the distribution of the Trust Fund for the benefit of anyone other than persons entitled to benefits under the Plans, except as otherwise provided in Section 2.02 of this Amended Agreement and permitted under ERISA and under the Code.

     9. The first two sentences of Section 8.04 of the Agreement are amended to provide, in their entirety, as follows:

     Until there is Shareholder Approval, this Amended Agreement may be terminated at any time by the Company. In the event of Shareholder Approval, this Amended Agreement may be terminated only consistent with Section 1.11.

     10.  Section 8.04(c) of the Agreement is deleted in its entirety.

     11. The first two sentences of Section 8.05 of the Agreement are amended to provide, in their entirety, as follows:

     Until there is Shareholder Approval (as described in Section 1.11), Plans may be deleted from the coverage of the trust created by this Amended Agreement upon the execution by the Company and the Trustee of an appropriate amendment to this Amended Agreement, which amendment may include, without limitation, a suitable modification of Appendix 2 and Exhibit "A" to this Amended Agreement. In the event of Shareholder Approval, a Plan may not be deleted.

     This Amendment has been approved this            day of      , 2000;
provided, however, that this Amendment is conditioned upon the approval by the Shareholders of IPALCO Enterprises, Inc. of the share exchange contemplated by the Agreement and Plan of Share Exchange dated as of July 15, 2000 between The AES Corporation and IPALCO Enterprises, Inc.

                              IPALCO ENTERPRISES, INC.



                              By:  /s/ John R. Hodowal

                              Its: Chairman and President